UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2011

Spirit AeroSystems Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33160	20-2436320
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3801 South Oliver, Wichita, Kansas	67210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (316) 526-9000

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 15, 2011, our Compensation Committee approved compensation changes for Jeffery L. Turner, our President and Chief Executive Officer, and Philip Anderson, our Senior Vice President and Chief Financial Officer. Mr. Turner’s annual base salary was increased from $500,000 to $700,000, his STIP bonus opportunity was reduced from 300% to 200% of base salary, and his LTIP bonus opportunity was reduced from 500% to 400% of base salary. Mr. Anderson’s annual base salary was increased from $215,000 to $330,000, his STIP bonus opportunity remained unchanged, and his LTIP bonus opportunity was increased from 170% to 200% of base salary.

These changes were aligned with our Compensation Committee’s philosophy and strategy to retain and motivate highly qualified executive officers by offering total compensation that is competitive with that offered by similarly situated companies while maintaining a substantial portion of total compensation at-risk. The new total target direct compensation for Messrs. Turner and Anderson is at the 30th and below the 25th percentile, respectively, which the Committee believes is significantly below market for target pay based upon an analysis of other aerospace companies performed by the Committee’s independent compensation consultant.

The changes go into effect on September 1, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

Date: August 19, 2011

By: /s/ Michelle A. Russell
Michelle A. Russell
Senior Vice President, General Counsel
and Secretary